EXHIBIT 10.57

ACE American Insurance Company (A Stock Company) Philadelphia, PA (Herein called We, Us, Our)	Description of Coverage
Accident Benefits for Motorola, Inc.
You are a Covered Person and eligible for coverage under the plan, if You are in the eligible class defined below. For benefits to be payable the Policy must be in force, the required premium must be paid and You must be engaging in one of the Covered Activities described below. If You are not in Active Service on the date Your insurance would otherwise be effective, it will go into effect on the date You return to Active Service.
Class 2                     All Non-employee Directors of Motorola, Inc.
Your Dependents (lawful spouse and unmarried children, subject to Dependent age limits in the state where the Policy is issued) are also covered, if they are traveling with You on the business of Motorola.
Period of Coverage: You will be insured on the later of: 1) January 1, 2008 or 2) the date that You become eligible. Your coverage will end on the earliest of the date: 1) January 1, 2011; 2) You are no longer eligible; or 3) the period ends for which the required premium is paid. Dependents coverage will end on the earliest of the date: 1) he or she is no longer a Dependent; 2) Your coverage ends; or 3) the period ends for which the required premium is paid.
Schedule of Benefits
Plan Benefits and Covered Activities:
ACCIDENTAL DEATH & DISMEMBERMENT BENEFITS

Principal Sum:
Class 2	$500,000

Spouse of Class 2	$50,000

Children of Class 2	$25,000

Time Period for Loss:	365 days from the date of a Covered Accident

Coma Benefit

Benefits are payable initially as 1% of the Principal Sum per Month up to 11 months and thereafter in a lump sum of 100% of the Principal Sum.
Disability Benefit (Does not apply to Dependents)
Benefit Waiting Period:	365 days

Time Period for Loss:	365 days from the date of the Covered Accident

Benefit Amount:	100% of the Principal Sum

Emergency Medical Benefits
Benefit Maximum:	up to $10,000

Emergency Medical Evacuation Benefit
Benefit Maximum:	100% of Covered Expenses

Rehabilitation Benefit
Benefit Amount:	$50,000

Repatriation of Remains Benefit
Benefit Maximum:	100% of Covered Expenses

Seatbelt and Airbag Benefit
Seatbelt Benefit Amount:	$25,000

Airbag Benefit Amount:	$10,000

Default Benefit Amount:	$1,000

Special Adaptation Benefit
Benefit Maximum:	10% of the Covered Person’s Principal Sum up to a Maximum Benefit of $10,000

Special Counseling Benefit
Benefit Amount:	$100

Special Counseling Benefit
Maximum number of sessions:	10

Benefit Maximum Amount per Covered Accident:	$1,000
24-Hour Coverage (Does not apply to Dependents)
We will pay the benefits described in the Policy when a Covered Person suffers a Covered Accident any time while insured by the Policy. Unless otherwise specified, We will pay benefits only once for a Covered Accident.
Business Travel (Applies to Dependents of Class 2 Insureds)
The Covered Accident must take place while traveling:
1.	on business for the Policyholder; and

2.	in the course of the Policyholder’s business.
This coverage does not include commuting between home and the place of work.

This coverage will start at the actual start of the trip. It does not matter whether the trip starts at the Covered Person’s home, place of work, or other place. It will end on the first of the following dates to occur:
1.	the date a Covered Person returns to his or her home;

2.	the date a Covered Person returns to his or her place of work; or

3.	the date a Covered Person’s Personal Deviation is more than 7 day(s).
“Personal Deviation” means:
1.	an activity that is not reasonably related to the Policyholder’s business; and

2.	not incidental to the purpose of the trip.
Exposure & Disappearance
Coverage under this hazard includes exposure to the elements after the forced landing, stranding, sinking, or wrecking of a vehicle in which the Covered Person was traveling.
A Covered Person is presumed dead if:
1.	he or she is in a vehicle that disappears, sinks, or is stranded or wrecked on a trip covered by this Policy; and

2.	the body is not found within one year of the Covered Accident.
Felonious Assault
The Covered Accident must:
1.	take place on the Policyholder’s premises; and

2.	be in the course of a Covered Person’s job; and,

3.	be caused by or results directly and independently from a Felonious Assault, as defined below.

The assault must be inflicted by a person other than another person covered by the Policy, a Covered Person’s Immediate Family Member, or Household Member. A police report detailing the felonious assault must be provided.
The Covered Accident must occur during any of the following:
1.	actual or attempted robbery or holdup; or

2.	actual or attempted kidnapping; or

3.	any other type of intentional assault that is a crime classified as a felony by the governing statute or common law in the state where the assault occurred.
“Felonious Assault” means a criminal act or an act of physical violence against a person covered by this Policy. “Immediate Family Member” means a Covered Person’s parent, sister, brother, husband, wife, or children. “Household Member” means a person who maintains residence at the same address as the Covered Person.
Hijacking and Air Piracy
The Covered Accident must:
1.	take place during the:
a.	hijacking of an Aircraft;

b.	air piracy; or

c.	unlawful seizure or attempted seizure of an Aircraft; and
2.	take place while the Insured is in the course of the Policyholder’s business.
Coverage begins with the onset of the hijacking or air piracy and continues while the Covered Person is subject to the control of the person or persons responsible for the hijacking/air piracy and during travel directly to his or her home or scheduled destinations.
“Hijacking” or “Air Piracy,” as used here, means the unlawful seizure or wrongful exercise of control of an aircraft or conveyance, or the crew thereof, in which the Covered Person is traveling solely as a passenger.
Owned, Leased, or Controlled Aircraft
The Covered Accident must take place while:
1.	the Covered Person is riding in, or getting on or off of, a covered aircraft; or

2.	as a result of a Covered Person being struck by a covered aircraft.

3.	away from the Policyholder’s premises in the Covered Person’s city of permanent assignment;

4.	on business for the Policyholder; and

5.	in the course of the Policyholder’s business.
This coverage will start at the actual start of the trip. It does not matter whether the trip starts at the Covered Person’s home, place of work, or other place. It will end on the first of the following dates to occur:
1.	the date a Covered Person returns to his or her home;

2.	the date a Covered Person returns to his or her place of work; or

3.	the date a Covered Person’s Personal Deviation is more than 7 day(s).
“Personal Deviation” means:
1.	an activity that is not reasonably related to the Policyholder’s business; and

2.	not incidental to the purpose of the trip.
An aircraft will be deemed “controlled” by the Policyholder if the Policyholder may use it for more than 10 straight days, or more than 15 days in any year.
Description of Aircraft Covered: The Policy Schedule of Benefits will list type of Aircraft, license number, and passenger seating capacity.
Aircraft Restrictions
If the Covered Accident happens while a Covered Person is riding in, or getting on or off of, an aircraft, We will pay benefits, but only if:
1.	the aircraft has a valid certificate of airworthiness; and

2.	the aircraft is flown by a pilot with a valid license.

Relocation
The Covered Accident must take place while the Covered Person is traveling on a Relocation Trip at the expense and direction of the Policyholder.
“Relocation Trip” means a trip in connection with the Insured’s transfer or proposed transfer by the Policyholder to a new worksite.
This coverage will start at the actual start of the trip. It does not matter whether the trip starts at the Covered Person’s home, place of work, or other place. It will end on the first of the following dates to occur:
1.	the date a Covered Person returns to his or her home;

2.	the date a Covered Person returns to his or her place of work; or

3.	the date a Covered Person’s Personal Deviation is more than 7 day(s).
“Personal Deviation” means:
1.	an activity that is not reasonably related to the Policyholder’s business; and

2.	not incidental to the purpose of the trip.
Terrorism
The Covered Accident must:
1.	take place while the Covered Person is on the Policyholder’s premises, or in the course of a) the Policyholder’s business and/or b) the Insured’s job; and,

2.	be caused by or results directly and independently from Terrorism or Terrorist Act, as defined below.
“Terrorism or Terrorist Acts” means an activity that: 1) involves any violent act or any act dangerous to human life and that threatens or causes Injury to persons; and 2) appears to be in any way intended to: a) intimidate or coerce a civilian population; or b) disrupt any segment of a nation’s economy; or c) influence the policy of a government by intimidation or coercion; or d) affect the conduct of a government by mass destruction, assassination, kidnapping, or hostage taking; or e) respond to governmental action or policy. It includes any incident declared to be an act of terrorism by an official, department, or agency that has been specifically authorized by federal statute to make such a determination. It shall also include the use of any nuclear weapon or device or the emission, discharge, dispersal, release, or escape of any solid liquid or gaseous chemical or biological agent.
War Risk Coverage: We will pay benefits for Covered Losses due to Covered Accidents resulting from war or acts of war worldwide, excluding: 1) the United States; 2) the Covered Person’s Home Country 3) the Covered Person’s Country of Permanent Assignment and, 4) Afghanistan, Chechnya, Iran, Iraq, Pakistan, Saudi Arabia and Somalia. The war exclusion is deleted to the extent coverage is provide by the terms and conditions of War Risk Coverage.
“Home Country” means a country from which the Covered Person holds a passport. If the Covered Person holds passports from more than one Country, his or her Home Country will be the country that he or she has declared to Us in writing as his or her Home Country.
“Country of Permanent Assignment” means a country, other than a Covered Person’s Home Country, in which the Policyholder requires a Covered Person to work for a period of time that exceeds 180 continuous days.
We will not pay more than $15,000,000 per occurrence for war risk benefits. This limit shall apply to Injuries sustained from all acts of war in a consecutive 72-hour period. If but for this limit We would pay more than $15,000,000, then the benefits We will pay to each Covered Person will be reduced in the same proportion, so that the total amount We will pay for war risk coverage is $15,000,000.
Aggregate Limit:

Benefit Maximum:	per Covered Accident: $15,000,000
We will not pay more than the Benefit Maximum for all losses per Covered Accident. If, in the absence of this provision, We would pay more than Benefit Maximum for all losses from one Covered Accident, then the benefits payable to each person with a valid claim will be reduced proportionately, so the total amount We will pay is the Benefit Maximum.

Description of Benefits
Accidental Death and Dismemberment Benefits
If Injury to the Covered Person results, within the Time Period for Loss shown in the Schedule of Benefits, in any one of the losses shown below, We will pay the Benefit Amount shown below for that loss. The Principal Sum is shown in the Schedule of Benefits. If multiple losses occur, only one Benefit Amount, the largest, will be paid for all losses due to the same Covered Accident.
Schedule of Covered Losses

Covered Loss	Benefit Amount
Life	100% of the Principal Sum
Two or more Members	100% of the Principal Sum
Quadriplegia	100% of the Principal Sum
One Member	50% of the Principal Sum
Hemiplegia	75% of the Principal Sum
Paraplegia	75% of the Principal Sum
Thumb and Index Finger of the Same Hand	25% of the Principal Sum
“Quadriplegia” means total Paralysis of both upper and lower limbs. “Hemiplegia” means total Paralysis of the upper and lower limbs on one side of the body. “Paraplegia” means total Paralysis of both lower limbs or both upper limbs. “Paralysis” means total loss of use. A Doctor must determine the loss of use to be complete and not reversible at the time the claim is submitted.
“Member” means Loss of Hand or Foot, Loss of Sight, Loss of Speech and Loss of Hearing. “Loss of Hand or Foot” means complete Severance through or above the wrist or ankle joint. “Loss of Sight” means the total, permanent Loss of Sight of one eye. “Loss of Speech” means total and permanent loss of audible communication that is irrecoverable by natural, surgical or artificial means. “Loss of Hearing” means total and permanent Loss of Hearing in both ears that is irrecoverable and cannot be corrected by any means. “Loss of a Thumb and Index Finger of the Same Hand” means complete Severance through or above the metacarpophalangeal joints of the same hand (the joints between the fingers and the hand). “Severance” means the complete separation and dismemberment of the part from the body.
Coma Benefit
We will pay the Coma Benefit shown in the Schedule of Benefits if a Covered Person becomes Comatose within 31 days of a Covered Accident and remains in a Coma for at least 31 days.

We reserve the right, at the end of the first 31 days of Coma, to require proof that the Covered Person remains Comatose. This proof may include, but is not limited to, requiring an independent medical examination at Our expense.
We will pay this benefit in periodic payments and a lump sum as shown in the Schedule of Benefits. Periodic payments will end on the first of the following dates:
1.	the end of the month in which the Covered Person dies;

2.	the end of the 11th month for which this benefit is payable;

3.	the end of the month in which the Insured recovers from the Coma.
A person is deemed “Comatose” or in a “Coma” if he or she is in a profound stupor or state of complete and total unconsciousness, as the result of a Covered Accident.
Disability Benefit (Permanent Total Disability)
We will pay the Disability Benefit shown in the Schedule of Benefits if an Insured is under age 70 and Permanently Totally Disabled as a direct result of, and from no other cause but, a Covered Accident. Disability Benefits will begin when:
1. the applicable Benefit Waiting Period shown in the Schedule of Benefits for this benefit is satisfied; and
2. the Insured provides satisfactory proof of Permanent Total Disability to Us.

“Total Disability” or “Totally Disabled” means, due to an Injury from a Covered Accident, an Insured:
1.	if employed, cannot do any work for which he or she is, or may become, qualified by reason of education, experience or training; and

2.	if not employed, cannot perform the normal and customary activities of a healthy person of like age and sex.
“Permanent Total Disability” or “Permanently Totally Disabled” means an Insured is Totally Disabled and is expected to remain so disabled, as certified by a Doctor, for the rest of his or her life.
Permanent Total Disability must be the result of the same Covered Accident that caused the Total Disability.
Emergency Medical Benefits
We will pay Emergency Medical Benefits as shown in the Schedule of Benefits for Covered Expenses incurred for emergency medical services to treat a Covered Person. Benefits are payable up to the Maximum Benefit shown in the Schedule of Benefits if the Covered Person:
1.	suffers a Medical Emergency during the course of the Trip; and

2.	is traveling 100 miles or more away from his or her place of permanent residence.
Covered Expenses:
1. Medical Expense Guarantee: expenses for guarantee of payment to a medical provider.

2. Hospital Admission Guarantee: expenses for guarantee of payment to a Hospital or treatment facility.
Benefits for these Covered Expenses will not be payable unless:
1.	the charges incurred are Medically Necessary and do not exceed the charges for similar treatment, services or supplies in the locality where the expense is incurred; and

2.	do not include charges that would not have been made if there were no insurance.
Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance, and services are rendered by Our assistance provider.
Emergency Medical Evacuation Benefit
We will pay Emergency Medical Evacuation Benefits as shown in the Schedule of Benefits for Covered Expenses incurred for the medical evacuation of a Covered Person. Benefits are payable up to the Benefit Maximum shown in the Schedule of Benefits if the Covered Person:
1.	suffers a Medical Emergency during the course of the Trip;

2.	requires Emergency Medical Evacuation; and

3.	is traveling 100 miles or more away from his or her place of permanent residence.
Covered Expenses:
1.	Medical Transport: expenses for transportation under medical supervision to a different hospital, treatment facility or to the Covered Person’s place of residence for Medically Necessary treatment in the event of the Covered Person’s Medical Emergency and upon the request of the Doctor designated by Our assistance provider in consultation with the local attending Doctor.

2.	Dispatch of a Doctor or Specialist: the Doctor’s or specialist’s travel expenses and the medical services provided on location, if, based on the information available, a Covered Person’s condition cannot be adequately assessed to evaluate the need for transport or evacuation and a doctor or specialist is dispatched by Our service provider to the Covered Person’s location to make the assessment.

3.	Return of Dependent Child(ren): expenses to return each Dependent child who is under age 18 to his or her principal residence if a) the Covered Person is age 18 or older; and b) the Covered Person is the only person traveling with the minor Dependent child(ren); and c) the Covered Person suffers a Medical Emergency and must be confined in a Hospital.

4.	Escort Services: expenses for an Immediate Family Member or companion who is traveling with the Covered Person to join the Covered Person during the Covered Person’s emergency medical evacuation to a different hospital, treatment facility or the Covered Person’s place of residence.
Benefits for these Covered Expenses will not be payable unless:
1.	the Doctor ordering the Emergency Medical Evacuation certifies the severity of the Covered Person’s Medical Emergency requires an Emergency Medical Evacuation;

2.	all transportation arrangements made for the Emergency Medical Evacuation are by the most direct and economical conveyance and route possible;

3.	the charges incurred are Medically Necessary and do not exceed the Usual and Customary Charges for similar transportation, treatment, services or supplies in the locality where the expense is incurred; and

4.	do not include charges that would not have been made if there were no insurance.
Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance, and services are rendered by Our assistance provider.
“Medical Emergency” means a condition caused by an Injury or Sickness that manifests itself by symptoms of sufficient severity that a prudent lay person possessing an average knowledge of health and medicine would reasonably expect that failure to receive immediate medical attention would place the health of the person in serious jeopardy.
“Sickness” means an illness, disease or condition of the Covered Person that causes a loss for which a Covered Person incurs medical expenses while covered under this Policy. All related conditions and recurrent symptoms of the same or similar condition will be considered one Sickness.
“Trip” means travel by air, land, or sea from the Covered Person’s Home Country.
Rehabilitation Benefit
We will pay the Rehabilitation Benefits shown in the Schedule of Benefits, if:
1.	a Covered Person suffers an Accidental Dismemberment covered under the Policy; and

2.	is participating in a Rehabilitation program due to an Accidental Dismemberment; and

3.	the Rehabilitation Program is prescribed by a Doctor.
Benefits are payable for:
1.	the facility providing the Rehabilitation Program in which the Covered Person is participating; and

2.	Immediate Family Members who incur expenses for travel to and from the location at which the Covered Person is participating in a Rehabilitation Program provided actual receipts are submitted with the claim.
Benefits will end when the first of the following events occur:
1.	the date the Covered Person completes the Rehabilitation Program;

2.	the date the Covered Person dies.
“Immediate Family Member” means a Covered Person’s parent, grandparent, spouse, child, brother, sister, or in-laws.
“Rehabilitation Program” means a specialized, intensive program for rehabilitation or assimilation at an accredited medical facility specializing in research, surgery, and training of persons with Accidental Dismemberment Covered Losses as outlined in the Schedule of Covered Losses.
Repatriation of Remains Benefit
We will pay Repatriation of Remains Benefits as shown in the Schedule of Benefits for preparation and return of a Covered Person’s body to his or her home if he or she dies as a result of a Medical Emergency while traveling 100 miles or more away from his or her place of permanent residence. Covered expenses include:
1.	expenses for embalming or cremation;

2.	the least costly coffin or receptacle adequate for transporting the remains;

3.	transporting the remains.

4.	Escort Services: expenses for an Immediate Family Member or companion who is traveling with the Covered Person to join the Covered Person’s body during the repatriation to the Covered Person’s place of residence.
All transportation arrangements must be made by the most direct and economical route and conveyance possible and may not exceed the Usual and Customary Charges for similar transportation in the locality where the expense is incurred.
Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance, and services are rendered by Our assistance provider.

Seatbelt and Airbag Benefit
We will pay benefits shown in the Schedule of Benefits, subject to the conditions described below, when a Covered Person dies or is dismembered directly and independently from Injuries sustained while wearing a seatbelt and operating or riding as a passenger in an Automobile. An additional benefit is provided, if the Covered Person was also positioned in a seat protected by a properly-functioning and properly deployed Supplemental Restraint System (Airbag).
Verification of proper use of the seatbelt at the time of the Covered Accident and that the Supplemental Restraint System properly inflated upon impact must be a part of an official police report of the Covered Accident or be certified, in writing, by the investigating officer(s) and submitted with the Covered Person’s claim to Us.
If such certification or police report is not available or it is unclear whether the Covered Person was wearing a seatbelt or positioned in a seat protected by a properly functioning and properly deployed Supplemental Restraint System, We will pay a default benefit shown in the Schedule of Benefits to the Covered Person’s beneficiary.
In the case of a child, seatbelt means a child restraint, as required by state law and approved by the National Highway Traffic Safety Administration, properly secured and being used as recommended by its manufacturer for children of like age and weight at the time of the Covered Accident.
“Supplemental Restraint System” means an airbag that inflates upon impact for added protection to the head and chest areas.
“Automobile” means a self-propelled, private passenger motor vehicle with four or more wheels that is a type both designed and required to be licensed for use on the highway of any state or country. Automobile includes, but is not limited to, a sedan, station wagon, sport utility vehicle, or a motor vehicle of the pickup, van, camper, or motor-home type. Automobile does not include a mobile home or any motor vehicle that is used in mass or public transit.
Special Adaptation Benefit
We will pay Special Adaptation Benefits as shown in the Schedule of Benefits if a Covered Person:
1.	suffers a “Presumptive Disability” from a Covered Accident; and

2.	requires a special housing adaptation; or

3.	a special Vehicle to accommodate the disability.
Benefits will not be payable unless the Covered Person’s Doctor certifies them as necessary.
“Presumptive Disability” means We will presume a Covered Person is Totally Disabled if he or she suffers the complete and irrecoverable loss of sight of both eyes, speech, hearing in both ears, or of any two limbs, hands or feet, provided the loss occurs within one year of the Covered Accident.
“Vehicle” means a private passenger land motor vehicle. It includes automobiles, vans, and four wheel drive vehicles. It does not include a vehicle used for farming, commercial business, racing or any type of competitive speed event.
Special Counseling Benefit
We will pay the Special Counseling Benefit shown in the Schedule of Benefits for mental health counseling to assist a Covered Person in dealing with a Covered Loss, if he or she:
1.	suffers an Injury that results in a loss as outlined in the Schedule of Covered Losses for which the Accidental Death and Dismemberment Benefit is payable; and

2.	obtains mental health counseling.
Exclusions and Limitations: We will not pay benefits for any loss or Injury that is caused by, or results from:
•	intentionally self-inflicted Injury.

•	suicide or attempted suicide.

•	war or any act of war, whether declared or not (except as provided by the Policy).

•	a Covered Accident that occurs while on active duty service in the military, naval or air force of any country or international organization. Upon Our receipt of proof of service, We will refund any premium paid for this time. Reserve or National Guard active duty training is not excluded unless it extends beyond 31 days.

•	sickness, disease, bodily or mental infirmity, bacterial or viral infection, or medical or surgical treatment thereof, except for any bacterial infection resulting from an accidental external cut or wound or accidental ingestion of contaminated food.

This insurance does not apply to the extent that trade or economic sanctions or regulations prohibit Us from providing insurance, including, but not limited to, the payment of claims.
Definitions: Covered Accident: means an accident that occurs while coverage is in force for a Covered Person and results directly of all other causes in a loss or Injury covered by the Policy for which benefits are payable. Covered Person: means any eligible person for whom the required premium is paid. Injury: means accidental bodily harm sustained by a Covered Person that results directly from all other causes from a Covered Accident. All injuries sustained by one person in any one Covered Accident, including all related conditions and recurrent symptoms of these injuries, are considered a single Injury. We, Our, Us: means the insurance company underwriting this insurance or its authorized agent. You or Your: means a person insured under the Policy.
If You need to file a Claim, please call: ACE USA at 800-336-0627 (from within the USA and Canada) or 302-476-6194 (from outside the USA or Canada). Our fax number is 302-476-6154 and our address is 1 Beaver Valley Road, PO Box 15417, Wilmington, DE, 19850
You must notify ACE USA within 90 days of an Accident or Loss. If notice cannot be given within that time, it must be given as soon as reasonably possible. This notice should identify You, Your employer, and the Policy Number.
Policy Number: ADD N04156870, Underwritten by ACE American Insurance Company, 436 Walnut Street, Philadelphia, PA 19106
Travel Assistance Services: In addition to the insurance protection provided by this plan, ACE USA has arranged with Europ Assistance USA to provide You with access to its travel assistance services around the world. These services include:
•	Medical Assistance including referral to a doctor or medical specialist, medical monitoring when You are hospitalized, emergency medical evacuation to an adequate facility, medically necessary repatriation, and return of mortal remains.

•	Personal Assistance including pre-trip medical referral information and while You are on a trip: emergency medication, embassy and consular information, lost document assistance, emergency referral to a lawyer, translator or interpreter access, medical benefits verification, and medical claims assistance.

•	Travel Assistance including emergency travel arrangements, arrangements for the return of Your traveling companion or dependents, and vehicle return.
Contact Information: For customer service, eligibility verification, benefit plan information, and benefit payments, contact: ACE USA at 800-336-0627 (from inside the U.S.) or 302-476-6194 (from outside the U.S.); fax 302-467-6154 for claims or inquiries or e-mail diane.basa@ace-ina.com. Mail claims to: ACE USA, PO Box 15417, Wilmington, DE 19850. For medical evacuation, repatriation, or other assistance services call: Europ Assistance at 800-243-6124 (inside the U.S.) or call collect 202-659-7803 (from outside the U.S.) or e-mail OPS@europassistance-usa.com.
When You call, please be prepared with the following information: 1) name of caller, phone number, fax number, and relationship to the Covered Person; 2) Covered Person’s name, age, sex, and the policy number for Your insurance plan, and Your Plan Number (01AH585); 3) a description of the insured’s condition; 4) name, location, and telephone number of the hospital or other service provider; and 5) other insurance information including health insurance, workers’ compensation, or auto insurance if the insured was involved in an accident.
This information provides You with a brief outline of the services available to You. These services are subject to the terms and conditions of the Policy under which You are insured. A third party vendor may provide services to You. Europ Assistance makes every effort to refer You to appropriate medical and other service providers. It is not responsible for the quality or results of service provided by independent providers.
In all cases, the medical provider, facility, legal counsel, or other professional service provider suggested by Europ Assistance are not employees or agents of Europ Assistance and the choice of provider is Yours alone. Europ Assistance assumes no liability for the services provided to You under this arrangement, nor is it liable for any negligence or other wrongful acts or omissions of any of the legal or health care professionals providing services to You.
Travel assistance services are not available if Your coverage under the Policy providing insurance benefits is not in effect.
This Description of Coverage is a brief description of the important features of the insurance plan. It is not a contract of insurance. The terms and conditions of coverage are set forth in the Policy issued to Your employer. The Policy is subject to the laws of the state in which it was issued. Coverage may not be available in all states or certain terms or conditions may be different if required by state law. Please keep this information as a reference.